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                                                                    EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


     I consent to the incorporation of my report dated February 4, 2002 on the financial statements of AspenBio, Inc. as of December 31, 2001 and 2000 and for the year ended December 31, 2001 and for the period from inception July 24, 2000 to December 31, 2000 and my report dated January 18, 2000 on the financial statements of Vitro Diagnostics, Inc. for the year ended October 31, 1999, which is included in this Form S-1 dated April 12, 2002 of AspenBio, Inc. and to the reference to my Firm under the caption "Experts" in the Form S-1.



                                                 LARRY O'DONNELL, CPA, P.C.


April 12, 2002
Aurora, CO